Exhibit 99.1

Lannister Mining Corp.

Code of Ethics and Business Conduct

1. Introduction.

1.1. The Board of Directors of Lannister Mining Corp. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (this “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) deter wrongdoing; and

(e) ensure accountability for adherence to this Code.

1.2. All directors, officers and employees, including principal executive officer, principal financial officer and principal accounting officer are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section 6.

2. Honest and Ethical Conduct.

2.1. The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1. A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director (or person connected with a director) are expressly prohibited.

3.3. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4. In the event that a director has a material interest in a contract or a proposed contract with the Company the director must declare the nature of his or her interest at a meeting of the Board in accordance with the laws of the Province of British Columbia, Canada, including all applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), and the federal laws of Canada applicable therein and the articles of the Company. The Company shall keep a record of every such declaration made.

3.4. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Compliance Officer. If the Company does not have a Chief Compliance Officer, then references in this Code to Chief Compliance Officer shall be deemed to be references to the Company’s Chief Financial Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer.

3.5. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee, or the Board of Directors if no Audit Committee exists.

4. Compliance.

4.1. Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Compliance Officer.

4.3. No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to (a) obtain profit for himself or herself; or (b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

4.4. In the event that a director has a material interest in a contract or a proposed contract with the Company the director must declare the nature of his or her interest at a meeting of the Board in accordance with the laws of the Province of British Columbia, Canada, including all applicable provisions of the BCBCA, and the federal laws of Canada applicable therein and the articles of the Company. The Company shall keep a record of every such declaration made.

5. Disclosure.

5.1. The Company’s annual reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and the SEC rules.

5.2. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3. Each director, officer and employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Reporting.

6.1. Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee, or the Board of Directors if no Audit Committee exists.

6.2. Actions prohibited by this Code involving any other person must be reported to the reporting person’s supervisor or the Chief Compliance Officer.

6.3. After receiving a report of an alleged prohibited action, the Audit Committee, or the Board of Directors if no Audit Committee exists, the relevant supervisor, or the Chief Compliance Officer must promptly take all appropriate actions necessary to investigate.

6.4. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

7. Enforcement.

7.1. The Company must ensure prompt and consistent action against violations of this Code.

7.2. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the full Board of Directors.

7.3. If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Chief Compliance Officer will report such determination to the Chief Executive Officer or the General Counsel, if the Company has a General Counsel.

7.4. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Executive Officer or General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

8. Waivers and Amendments.

8.1. Each of the Audit Committee or the Board of Directors if no Audit Committee exists (in the case of a violation by a director or executive officer) and the Chief Executive Officer or General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code or make any amendment of this Code.

8.2. Any waiver for a director or an executive officer or any amendment of this Code shall be disclosed as required by SEC rules and the applicable rules of any trading market on which the Company’s securities are listed or quoted, or on the Company’s website within four (4) business days following the date of such amendment or waiver.

9. Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

Adopted by the Board of Directors on August 15, 2024.

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